EXHIBIT 4.1

                             SECURED PROMISSORY NOTE

February ____, 2005                                                  $500,000.00

         FOR VALUE RECEIVED, the undersigned, XSTREAM BEVERAGE NETWORK, INC., ("Maker"), a Nevada corporation, having a business address at 4800 N.W. 15th Avenue, Bay 1-A, Fort Lauderdale, Florida 33309, hereby promises to pay to the order of _________________________ ("Payee"), a ________ corporation, at the date of maturity set forth below, the principal amount of Five Hundred Thousand Dollars ($500,000), together with interest on the unpaid principal amount at the rate of 18% per annum, and with the principal balance and all accrued interest being due and payable on September 1, 2005, subject to the terms and conditions hereof.

         1. Payments of Interest and Principal.

            (a) Interest. Maker shall pay interest to Payee on the unpaid outstanding principal balance owed to Payee hereunder at the rate of eighteen percent (18%) per annum to be paid at the time of payment of the principal as herein provided.

            (b) Maturity. Maker shall have no duty or obligation to pay any portion of the outstanding principal amount or premium amount owed hereunder, except as hereinafter provided, until September 1, 2005 ("Maturity"). At maturity, all accrued interest and outstanding principal amount shall be due and payable, and shall be paid to Payee;

            (c) Payments. All payments made hereunder shall be applied as made first to the payment of interest then due, and the balance of said payment shall be applied to the payment of the principal sum.

         2. Place of Payment. So long as Payee shall hold this Note, all payments of principal and interest shall be made at the address of Maker as specified herein upon presentment of this Note:

         3. Prepayment and Exchange. Upon completion of a private placement by the Maker prior to the Maturity date involving gross proceeds of at least $500,000 ("New Financing"), the outstanding principal amount of this Note together with accrued interest shall convert into and shall be exchanged for the securities issued in the New Financing at the face amount of the principal of this Note and accrued interest as would pertain to investors in the New Financing. In addition, upon completion of the New Financing, the Payee shall be issued warrants to purchase up to 300,000 shares of common stock of Maker, which warrants shall have a term of five years from the date of issuance and shall be exercisable into common stock of Maker at the lesser of (i) $1.50 per share, for cash or on a cashless basis, or (ii) the applicable exercise price of warrants issued in the New Financing. From and after the date hereof, Maker shall have the option to prepay all, but not in part, of the principal balance, together with accrued interest on the principal amount of this Note without prepayment penalty.

         4. Security Interest. This Note is secured by 100,000 shares of common stock of Maker listed in the name of Ted Farnsworth ("Collateral") pursuant to separate documentation provided to Payee.

         5. Rank. This Note shall rank pari pasu with all of Maker's existing unsecured obligations.

         6. Default. The occurrence of any of the following shall constitute an event of default ("Event of Default"):

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            (a) Failure to Pay. Maker fails to pay, when due, any of the payment obligations provided for in this Note at their due date or under any other note or obligations of Maker to the Payee.

            (b) Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Note;

            (c) Failure to Perform. Maker fails to perform or observe any material covenant, term or condition of this Note, or any other note or obligation issued or owing in respect to Payee and to be performed or observed by Maker, or the terms of the Confidential Term Sheet Agreement dated February 12th 2005, and such failure continues unremedied for a period of two (2) days after written or facsimile notice from Payee to Maker of such failure;

            (d) Petition By or Against Maker. There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors; or

            (e) Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court.

         7. Remedies.

            (a) Acceleration, Proceed Against Collateral. Upon the occurrence of an Event of Default and for so long as such default is continuing:

                (1) The total amount of (i) of this Note and all other sums owing to Payee which are (a) then due and unpaid or (B) thereafter to become due and payable; and (ii) interest on the foregoing sums, at the rate of one and one-half percent (1 1/2%) per month from said occurrence until paid in full (the "Default Amount") shall, at the option of Payee, become immediately due and payable without notice or demand;

                (2) The proceeds of the Collateral shall be applied. First, to the payment of all reasonable fees and expenses incurred by Payee as a result of such Event of Default, including without limitation any legal fees and expenses incurred in connection therewith; Second, to pay the Default Amount to the extent not previously paid by Maker; and Third, to pay any excess remaining thereafter to Maker;

                (3) In lieu of any such sale, Payee, in its sole discretion, may retain the Collateral in full satisfaction of Maker's obligations under this Note; and

                (4) Payee may exercise any of the other remedies provided under applicable laws.

            (b) Cumulative Remedies; Waivers. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee at law or in equity. No express or implied waiver by Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or event of Default. The failure or delay or Payee in exercising any rights granted it hereunder under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by


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Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

            (c) Costs and Expenses. Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default or the exercise of Payee's remedies with respect thereto.

            (d) No Marshalling. Payee shall be under no obligation to proceed against any or all of the collateral before proceeding directly against Maker. Payee shall be under no obligation whatsoever to proceed first against any of the collateral before proceeding against any other of the Collateral. It is expressly understood and agreed that all of the Collateral stands as equal security for all obligations described above, and that Payee shall have the right to proceed against any or all of the Collateral in any order, or simultaneously, as in its sole discretion it shall determine. It is further understood and agreed that Payee shall have the right, as it, in its sole discretion, shall determine, to retain, sell or dispose of any or all of the Collateral in any order or simultaneously.

            (e) Other Remedies. The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Agreement, any of the relevant documents and applicable law.

         8. Miscellaneous.

            (a) Waivers. No waiver of any term or condition of this Note shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

            (b) Invalid Terms. In the event any provision contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            (c) Successors. This Note shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successor and assigns.

            (d) Controlling Law. This Note shall be read, construed and governed in all respects in accordance with the laws of the State of Florida.

            (e) Amendments. This Note may be amended only by an instrument in writing and executed by the party against which enforcement of the amendment is sought.

            (f) Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be sufficiently given if addressed to the Maker at 4800N.W. 15th Avenue, Bay 1-A, Fort Lauderdale, Florida 33309 and to the Payee at _______________________________________ Attn:
____________, posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

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            (g) Headings. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

                                        XSTREAM BEVERAGE NETWORK, INC.


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                                        Sign Name

                                                 Ted Farnsworth
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                                        Print Name

                                                 Chairman
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                                        Title
ATTEST:

[NAME OF PAYEE]

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Sign Name


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Print Name


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Title

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